Pioneer Power Solutions, Inc. 8-K

Exhibit 99.2

Pioneer Power Solutions to Present at B. Riley & Co.’s 17th Annual Investor Conference on May 26

Fort Lee, NJ, May 2, 2016 – Pioneer Power Solutions, Inc. (Nasdaq: PPSI), a company engaged in the manufacture, sale and service of electrical distribution and on-site power generation equipment, including switchgear and transformers, today announced that Nathan Mazurek, Chairman and Chief Executive Officer, and Thomas Klink, Chief Financial Officer, will present at the B. Riley & Co. 17th Annual Investor Conference at 3 p.m. (PT) on Thursday, May 26, 2016 and will conduct one-on-one meetings that day.

The audio of the Company’s group presentation will be available at http://wsw.com/webcast/brileyco17/ppsi and the webcast will be archived for 90 days following the live presentation. The slides of the presentation will be available at http://pioneerpowersolutions.com/index.php/events-downloads.

The conference will be held May 25-26, 2016 at Loews Hollywood Hotel located at 1755 N. Highland Avenue in Los Angeles, CA. For more information, please contact your B. Riley representative or email conference@briley.com.

About B. Riley & Co., LLC

B. Riley & Co., LLC is a leading investment bank providing advisory, research, and sales & trading to corporate, institutional and high net worth individual clients. Investment banking services include M&A advisory and debt and equity offerings. The firm is nationally recognized for its highly ranked proprietary equity research. B. Riley & Co. is a member of FINRA and SIPC. For more information, please visit www.brileyco.com.

About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. manufactures, sells and services a broad range of specialty electrical transmission, distribution and on-site power generation equipment for applications in the utility, industrial, commercial and backup power markets. The Company's principal products and services include custom-engineered electrical transformers, low and medium voltage switchgear and engine-generator sets and controls, complemented by a national field-service organization to maintain and repair power generation assets. Pioneer is headquartered in Fort Lee, New Jersey and operates from 14 additional locations in the U.S., Canada and Mexico for manufacturing, centralized distribution, engineering, sales, service and administration. To learn more about Pioneer, please visit its website at www.pioneerpowersolutions.com.

CONTACT:

Brett Maas, Managing Partner

Hayden IR

(646) 536-7331

brett@haydenir.com